UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TARGET

1000 Nicollet Mall, TPS-3255
Minneapolis, MN 55403

Timothy R. Baer
Executive Vice President and General Counsel

Phone: 612/696-6648	Email: tim.baer@target.com
Fax: 612/696-6909

May 27, 2009

Mr. Roy J. Katzovicz

Chief Legal Officer

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

Dear Mr. Katzovicz:

I have your letter dated May 26, 2009 concerning vote splitting at the Annual Meeting of Target Corporation.

As Target has stated previously, we support the review being undertaken by the Securities and Exchange Commission of the corporate proxy process. As you know, the SEC has voted to propose rule amendments which, once prepared and publicized, will be subject to a 60-day public comment period.

Until the SEC review yields changes by the SEC to the current, well tested and well understood system for voting in U.S. public corporations, we believe the current system provides the appropriate framework in which Target should conduct its 2009 Annual Meeting. We decline your latest invitation, received only two days before the Annual Meeting, to depart from this well tested system designed to protect the integrity of the shareholder vote.

It is clear that a shareholder of record can split votes by attending the Annual Meeting and voting by ballot, as can a beneficial owner who obtains appropriate documentation from the record holder. In any case, Target’s proxy solicitors remain available to assist any shareholder desiring to cast a split vote, and we assume that Pershing Square’s proxy solicitors are available to do the same.

Your suggestion to make joint use of both the white and gold proxy cards to achieve vote splitting would raise serious issues under Minnesota law, which governs Target’s voting procedures. Your analogy to the CSX contest fails to recognize the significant difference in the underlying corporate statutes as they relate to voting. As set forth in CSX’s public filings, CSX relied on a unique provision of Virginia law that is not found in the Minnesota statutes.

Target.com • Target Financial Services • Target Sourcing Services • Target India

We believe that both Target and Pershing Square have had a full and fair opportunity to make their respective arguments to the shareholders of Target. The voting procedures already in place provide an impartial and reliable structure in which the shareholders can make their choice known.

Very truly yours,

Timothy R. Baer

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Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.